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                           OFFICE CENTRE CORPORATION
                              ONE ATLANTIC STREET
                          STAMFORD, CONNECTICUT 06901




                                                           September 28, 1998

VIA EDGAR
---------

Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, DC 20549

          Re: Office Centre Corporation: Registration Statement on Form 8A under the Securities Exchange Act of 1934, as amended (the "Act"), Registration No.: 000-24741
                ------------------------------------------------------------

Dear Ladies and Gentlemen:

          The registrant, Office Centre Corporation, hereby requests that the above-referenced Registration Statement be withdrawn.

                                           Very truly yours,

                                           OFFICE CENTRE CORPORATION



                                           By: /s/ Robert J. Gillon Jr.
                                              --------------------------
                                           Robert J. Gillon, Jr.
                                           Chief Executive Officer